Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

MICHAEL J. KOSS

JANUARY 15, 2008	(414) 964-5000

Koss Q2 EPS Matches 2006

Milwaukee, Wisconsin:  Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high fidelity stereophone company, has reported its results for the second quarter ending December 31, 2007.  Sales for the period declined by 1% to $12,099,397 from $12,222,584 for the same period one year ago.  Net income dropped by $37,206 from $1,283,758 to $1,246,552, or 3% compared with the same quarter one year ago.  Diluted earnings per share were unchanged at $0.34 for the second quarter ending December 31, 2007, compared with the same period one year ago.

“Europe came back from a tough first quarter start to post a 2% gain in the second quarter,” Michael J. Koss, President and CEO, said here today.  “The Company also saw a significant increase in sales to domestic retail accounts.  The increase at U.S. retail is positive news in light of the mixed retail results reported recently in the press.”

Year to date sales for the six months ending December 31, 2007 now stand at $24,737,003 compared with $25,547,683 for the same period last year, a decline of 3%.  Net income for the six months was $2,582,226 compared with $2,977,438 in 2006, a decline of 13%.  Year to date diluted earnings per share were down 11% to $0.70 per share compared with $0.79 for the same six months in 2006.

Koss went on to explain that the principal reason for the reduction in year to date profits was the decline in sales of infrared stereophones to automotive companies for use in rear seat entertainment systems.

“The Company continued to post results that are very close to its profit projections despite the planned increase in Product Development expenses, the setback in sales to Europe in our first quarter and the $1.8 million decline in automotive sales this year,” Koss said.  “Shipments to U.S. retailers have increased by 19% for the six months to help offset the decline in automotive sales.”

Koss paid a special dividend of $1.00 per share on December 17, 2007 to shareholders of record on November 16, 2007.  The Company will pay a quarterly dividend of $0.13 cents per share on January 15, 2008 to shareholders of record on December 31, 2007.

Koss Corporation markets a complete line of high-fidelity stereophones, speaker-phones, computer headsets, telecommunications headsets, active noise canceling stereophones, wireless stereophones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.

This press release contains forward-looking statements.  These statements relate to future events or our future financial performance.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms and other comparable terminology.  These statements are only predictions.  Actual events or results may differ materially.  In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company’s and its customers’ products, competitive and technological developments, foreign currency fluctuations, and costs of operations.  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

KOSS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

	Three Months		Six Months
Period Ended December 31	2007	2006	2007	2006
Net sales	$12,099,397	$12,222,584	$24,737,003	$25,547,683
Cost of goods sold	7,775,022	7,812,019	15,620,648	15,541,574
Gross profit	4,324,375	4,410,565	9,116,355	10,006,109
Selling, general and administrative expense	2,371,276	2,421,909	5,155,302	5,354,710
Income from operations	1,953,099	1,988,656	3,961,053	4,651,399
Other income (expense)
Royalty income	43,750	81,249	175,000	162,498
Interest income	46,751	34,611	97,191	67,149
Interest expense	0	0	0	0
Income before income tax provision	2,043,600	2,104,516	4,233,244	4,881,046
Provision for income taxes	797,048	820,758	1,651,018	1,903,608
Net income	$1,246,552	$1,283,758	$2,582,226	$2,977,438
Earnings per common share:
Basic	$0.34	$0.35	$0.70	$0.80
Diluted	$0.34	$0.34	$0.70	$0.79
Dividends per common share	$0.13	$0.13	$1.26	$0.26

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